Contact:	Stephen H. Gordon Christopher G. Hagerty	Chairman & CEO EVP & CFO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ISSUES $7.5 MILLION OF
TRUST PREFERRED SECURITIES

IRVINE, CA - June 30, 2004 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the issuance of $7.5 million of trust preferred securities through CCB Capital Trust VIII, an unconsolidated special purpose business trust formed for the purpose of this offering. The Company received net cash proceeds of $7.5 million, which will be used for general corporate purposes, which may include the repurchase of outstanding shares of the Company’s common stock, as previously announced. These capital securities, which mature in 30 years, reset semi-annually and bear interest at a rate equal to the six-month LIBOR index plus a margin of 2.50%, initially set at a pretax interest cost of 4.05%.

Commercial Capital Bancorp, Inc. has approximately $4.7 billion of total assets and $2.4 billion of deposits, without giving effect to purchase accounting adjustments. Commercial Capital Bank (the “Bank”) operates 20 banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open banking offices in Beverly Hills, California in September 2004 and Crystal Cove, California in early 2005. Commercial Capital Bancorp, Inc. was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended March 31, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.